Exhibit 99

FOR IMMEDIATE RELEASE

August 7, 2015

THE BOARD OF DIRECTORS OF THE EASTERN COMPANY
TERMINATES SHAREHOLDER RIGHTS AGREEMENT

Naugatuck, CT–The Eastern Company (NASDAQ:EML) today announced the termination of its 2008 Shareholder Rights Agreement (the “Rights Agreement”). Pursuant to Section 23 of the Rights Agreement, the Company will redeem all, and not less than all, of the outstanding rights at a redemption price of $0.01 per right.

The redemption fee of $0.01 per right will be payable on September 15, 2015, to common shareholders of record as of August 19, 2015.

Mr. Leonard F. Leganza, Chairman, President and CEO, stated, “The Company’s Board of Directors, after extensive discussions, has determined that the termination of the Rights Plan is in the best long-term interest of all of our current shareholders. It is also a positive step forward toward modifying our governance policies looking into the future.”

About the Company

The Eastern Company is a 157-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from 13 locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets. More information on the Company can be found at www.easterncompany.com

Safe Harbor for Forward-Looking Statements
Statements in this document about the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company’s reports and filings with the U.S. Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.

The Eastern Company
Leonard F. Leganza or John L. Sullivan III, 203-729-2255